                                                               Exhibit 2(a)(4)

                               AMENDMENT No. 3
                                    to the
                             DECLARATION OF TRUST
                                      of
                    OPPENHEIMER MULTI-SECTOR INCOME TRUST

      This Amendment  Number 3 is made as of July 16, 2002 to the  Declaration of Trust of Oppenheimer  Multi-Sector Income Trust (the "Trust"),  dated as of
October 5, 1988, by and among the  individuals  executing this Amendment below as the Trustees of the Trust.

      WHEREAS, the Trustees established Oppenheimer  Multi-Sector Income Trust as a trust fund under the laws of the Commonwealth of  Massachusetts,  for the investment and reinvestment of funds contributed thereto,  under a Declaration of Trust dated  October 5, 1988 and amended as of March 10, 1988 and  November
6, 1989;

      WHEREAS,  the  Trustees,  acting  pursuant to Section 8.3 of the Trust's
Declaration  of Trust dated October 5, 1988,  desire to change the  registered agent and the principal  place of business of the Trust as  established  under the  Declaration of Trust dated October 5, 1988, as amended March 10, 1988 and
November 6, 1989;

      NOW,  THEREFORE,  the Trust's Amended and Restated  Declaration of Trust
is amended as follows:

      Section 1.1 of Article 1 of the Trust's  Declaration of Trust is amended by changing the registered agent and principal place of business as follows:

      The  principal  place of business of the Trust is 6803 South Tucson Way,
      Centennial,  CO 80112. The Registered Agent of Service for Process is CT
      Corporation System, 101 Federal Street, Boston, MA 02110.

N1a\680\2003\Exhibit2(a)(4).doc